                                                                         Ex 10.9

                                                         As of September 1, 2000
             Mr. Michael J. Short
             Universal Studios, Inc.
             1000 Universal Studios Plaza
             Orlando, FL 32819

             Dear Mr. Short:

                      Universal Studios, Inc. ("Universal" or the "Company")
             agrees to employ you and you agree to accept employment upon the terms and conditions set forth in this agreement (the "Agreement").

                      1. Term. The term of this Agreement will commence on
             September 1, 2000 and continue until August 31, 2002, unless extended pursuant to subparagraph (a) below (the "Term") or unless earlier terminated pursuant to the provisions of Paragraph 4.

                      (a) Option. Universal will have the following irrevocable
             option, exercisable at its sole discretion, to extend the Term, commencing upon the expiration of the preceding Term, upon all the same terms and conditions as during such preceding Term. Such option is exercisable by written notice given not later than sixty
             (180) days prior to the expiration of the Term preceding that for which such option is exercised:

                      (i) a period of three (3) years commencing on September 1,
             2002 and continuing until August 31, 2005.

    MJS               You agree and acknowledge that Universal has no obligation
------------ to extend the Term or to continue your employment after expiration
Initials of  of the Term, and you expressly acknowledge that no promises or
 employee    understandings to the contrary have been made or reached. You also agree and acknowledge that, should Universal choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof), your employment with
             Universal will be "at will;" in other words, during any time following the expiration of the Term, Universal may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice.

                      2. Duties. You agree to be employed and perform your
             exclusive services for the Company or one of its affiliates upon the terms and conditions of this Agreement. You will commence your services hereunder as Executive Vice President & Chief Financial
             Officer for Universal Orlando and you will perform the services requested from time to time by the Board of Directors of Universal
             (the "Board") or its duly authorized officers. You will not be required, without your written consent, to perform your primary duties under this Agreement in a location other than in Orlando,
             Florida, except for required and temporary travel on Universal's business.

                                                                          Page 1

         3. Compensation and Related Matters.

         (a) Base Salary. For all services rendered under this Agreement, commencing September 1, 2000, Universal will pay you base salary at an annual rate of Two Hundred Ninety Eight Thousand and 00/100 Dollars ($298,000.00),
payable in accordance with Universal's applicable payroll practices ("Base
Salary"). Any higher Base Salary paid to you subsequently will be deemed the annual rate for the purposes of this Agreement and will commence on the date determined by the Board or its duly authorized officers.

         Universal is not obligated to actually utilize your services, and payment and benefits as described in Paragraphs 4(a) and 4(c) will discharge the
Company's obligation under this Agreement.

         (b) Bonus Compensation. You will be eligible to participate at a level appropriate to your position in Universal's Annual Incentive Plan or any plan adopted in replacement thereof or in addition thereto as determined by the Board of Directors of Universal and in accordance with the plan's terms and conditions.

         (c) Long Term Incentive Plan. You will be eligible to participate at a level appropriate to your position in the Vivendi Universal Stock Options Plan or any plans adopted in replacement thereof or adopted in addition thereto by
Universal Orlando in which you are specifically designated as a participant as determined by the Board of Directors of Universal or Vivendi Universal S.A. and
in accordance with the terms and conditions of such plans.

         (d) Benefits. You will be entitled to participate in the benefit plans generally available to executive employees of Universal so long as the Company provides such plans and programs and subject to their terms and conditions, except that you will not participate in any severance plan of Universal.
Instead, subject to the requirements of this Paragraph, upon an involuntary termination of employment, as described in Paragraph 4(c), you will receive the greater of (i) the amounts payable pursuant to Paragraph 4(c) or (ii) the basic amounts payable pursuant to the Company's severance plan or policy. If the amount described in clause (ii) above is greater than the amount described in clause (i) above, you will receive, in exchange for a release acceptable to you and the Company, a lump sum payment calculated by the Company in its sole discretion equal to the difference between the amounts described in clauses (i)
and (ii) of the previous sentence. You will receive this lump sum payment as soon as practical after the release has been fully executed by you and the
Company. In addition, you will be entitled to participate in the Universal
Flexible Perquisite Plan and the Executive Auto Allowance Program on the same terms and conditions and only so long as Universal provides such plans and programs to executive employees and in accordance with the plan's terms and conditions. You will be entitled to four (4) weeks of vacation with pay, during each calendar year, at such time as you and Universal may mutually agree upon, in accordance with current Company vacation policy.

         (e) Expense Reimbursements/Deductions. During your employment,
Universal will reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for similarly

                                                                          Page 2

situated employees (which will include appropriate itemization and substantiation of expenses incurred). The Company is entitled to deduct from monies payable and reimbursable to you by the Company, all sums that you owe the
Company or any of its affiliates at any time.

         (f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulation.

         4. Compensation Upon Certain Termination Events.

         (a) Compensation Payable. Should your employment with Universal terminate, you will be entitled to the amounts and benefits shown on the following table, subject to Paragraphs 4(b) through 4(f). In the event of such termination, and except for payments noted in this Paragraph 4 in general and
4(f) in particular if applicable, Universal will have no further obligations to you under this Agreement.

                                                                          Page 3

----------------------------------------------------------------------------------------------------
Termination For Cause   Involuntary          Disability                 Death
                        Termination
----------------------------------------------------------------------------------------------------

Payment of (1) any      Same as for          Same as for termination    Payment of (1) any accrued
accrued but unpaid      termination for      for Cause except that      but unpaid Base Salary due
Base Salary due you     Cause except that    your Base Salary will      you through your date of
through termination,    your Base Salary     continue until the         death, and (2) a pro-rata
and (2) other unpaid    and benefits         earliest of (1) the        portion of your bonus for
amounts then due you    (other than          180th day following the    the year of your
under Company benefit   benefits provided    start of your disability   termination and (3) other
plans or programs.      under (1) any plan   absence, or (2) your       unpaid amounts then due
                        qualified under      death and will be          you under Company  benefit
                        Section 401(a) of    reduced by other           plans or programs, except
                        the Internal         Company-provided           that those payments will
                        Revenue Code, (2)    disability benefits        be made to your estate or
                        any nonqualified     available to you.          legal representative, and
                        pension plan and     Payment of a pro-rata      your death benefits
                        (3) any stock or     portion of your bonus      payable due to your death
                        incentive based      for the year of your       under Company employee
                        plan) will also      termination.               benefit plans or programs
                        continue through                                will also be paid.
                        the expiration of
                        the Term, provided
                        you meet the
                        requirements in
                        Paragraph 5 and
                        subject to the
                        terms and
                        conditions of each
                        benefit plan.
----------------------------------------------------------------------------------------------------

         (b) Termination for Cause. The Company may terminate your employment for cause at any time without advance notice. "Cause" will include, but not be limited to:

                 (i) your material failure to perform your material duties or your material breach of the terms of this Agreement which is not remedied by you within 30 days after receipt of written notice from Universal specifically delineating each claimed failure or breach and setting forth Universal's intention to terminate your employment if the failure or breach is not duly remedied;

                 (ii) your material failure to comply with Company policies, including, without limitation those set forth in the Universal Studios

                                                                          Page 4

Group Code of Conduct and the Universal Discrimination and Sexual Harassment
Policy, as such code of conduct and policies may be amended from time to time, copies of which are attached as Schedule 1 to this Agreement as determined by the Company's Human Resources or Internal Audit Departments following a full, good faith investigation; or

                 (iii) your conviction of a felony or crime of moral turpitude.

         (c) Involuntary Termination. Universal may terminate your employment other than for Cause or on account of Disability, as defined in Paragraph 4(d), in which case you will receive the greater of (i) continuation of Base Salary and benefits as specified in Paragraph 4(a); provided the Company will retain a right of offset against the amounts payable to you under this Paragraph and will be entitled to reduce the amount of any compensation and benefits payable to you under this Agreement by the amount of compensation and benefits of any kind earned or received by you from any third party from the date of termination through the end of the payment term pursuant to this Paragraph or (ii) a lump sum payment equal to one month of Base Salary as in effect immediately before the day of termination multiplied by the number of years you were employed with the Company and/or its affiliates. You agree that you will have no rights or remedies in the event of your termination without Cause other than those set forth in this Agreement.

         (d) Termination for Disability. The Company may terminate your employment on account of a Disability and the payments required by Paragraph
4(a) will be made. You will be deemed to have a "Disability" if you are incapacitated by a physical or mental condition, illness or injury which has prevented you from being able to perform the essential duties of your position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period.

         (e) Death. If you die while employed under this Agreement, the payments required by Paragraph 4(a) will be made.

         (f) Termination Protection Agreement. In addition to the amounts and benefits as set forth above, you will be eligible for such benefits, if any, as set forth in the termination protection agreement between you and Joseph E.
Seagram & Son, Inc. dated effective March 17, 2000 ("Termination Protection
Agreement") provided that the Termination Protection Agreement has not expired by its terms, the terms of which are hereby incorporated herein by reference.
You acknowledge and agree that your acceptance of employment upon the terms and conditions set forth herein and your transfer to Orlando, Florida will not qualify as Good Reason pursuant to Paragraphs 1, 3 and Schedule A of the
Termination Protection Agreement.

         5. Covenants.

         (a) Acknowledgment. You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. You agree that the Company would be severely damaged if you misused or disclosed this information. To prevent this harm, you are making the promises set forth in this Paragraph. You acknowledge that the provisions of this Paragraph are

                                                                          Page 5

reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the
Company. In the event of a violation of the provisions of this Paragraph, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

         (b) Promise Not to Disclose. You will hold in a fiduciary capacity, for the benefit of the Company, all confidential or proprietary information, knowledge and data of the Company which you may acquire, learn, obtain or develop during your employment by the Company. Further, you will not, during the
Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than (i) as required by the Company or (ii) as required by law or as ordered by a court or (iii) with respect to matters that are generally known to the public. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty of confidentiality. The information covered by this protection includes, but is not limited to, matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company ("Company Information"). Company
Information will be considered and kept as the private, proprietary and confidential information of the Company except within the Company as required to perform services, and may not be divulged (A) without the express written authorization of the Company or (B) unless required by law or ordered by a court or (C) unless the Company Information is generally known to the public. You further agree that you will neither publicly disclose the terms of this
Agreement nor publicly discuss the Company in a manner that tends to portray the
Company in an unfavorable light.

         (c) Promise Not to Engage In Certain Activities. You will not at any time during your employment by the Company or the period of payment pursuant to
Paragraph 4 be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the business of the Company and its affiliates or (ii) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Paragraph will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

         (d) Promise to Return Property. All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company's business in whatever form (including electronic) will be returned to the Company upon the

                                                                          Page 6

termination of your employment, whether such termination is at your or the
Company's request.

         (e) Promise Not to Solicit. You will not during (i) the period of your employment by the Company, (ii) the period of payment pursuant to Paragraph 4 or
(iii) the period ending one (1) year after the later of the periods described in the previous clauses (i) or (ii) induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the
Company or any of its affiliates or to work for, contract with or represent any of the Company's (or its affiliates') competitors.

         (f) Universal Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Universal and/or any of Universal's affiliates and any works in progress, will be works-made-for hire and Universal will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Universal determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to Universal under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to Universal, and Universal will have the right to use the same in perpetuity throughout the universe in any manner Universal determines without any further payment to you whatsoever. You will, from time to time, as may be requested by Universal, do any and all things which Universal may deem useful or desirable to establish or document Universal's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights.
This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by Universal of any rights of ownership to which Universal may be entitled by operation of law by virtue of Universal being your employer.

         (g) Prior Restrictions. You represent that you are free to enter into this Agreement and are not restricted in any manner from performing under this
Agreement by any prior agreement, commitment, or understanding with any third party. If you have acquired confidential or proprietary information in the course of your prior employment or as a consultant, you will fully comply with any duties not to disclose such information then applicable to you during the
Term.

         6. Services Unique. You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company

                                                                          Page 7

cannot be reasonably or adequately compensated for in damages. In the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies. This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies will be unrestricted.

         7. Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Employee:

                  At the address indicated on the first page hereof.

                  If to Universal:

                  Universal Studios, Inc.
                  100 Universal City Plaza
                  Universal City, California 91608
                  Attention: Executive Vice President, Human Resources

or to such other address as either party will have furnished to the other in writing. Notice and communications will be effective when actually received by the addressee.

         8. Assignment/Affiliated Corporations. Universal will have the right to assign this Agreement to any affiliate or successor of Universal so long as this
Agreement is assumed by the affiliate or successor. You acknowledge and agree that all of your covenants and obligations to Universal, as well as the rights of Universal hereunder, will run in favor of and will be enforceable by
Universal, its affiliates and their successors.

         9. Arbitration of Disputes.

         (a) Arbitrable Disputes. You and the Company agree to use final and binding arbitration to resolve any dispute each party may have with the other or any affiliate relating to this Agreement or your employment with and/or termination from Universal (an "Arbitrable Dispute"). An Arbitrable Dispute
includes any dispute about the validity, interpretation, or effect of this
Agreement, or alleged violations of it, and further including any and all claims arising out of any alleged discrimination, harassment, or retaliation, including, but not limited to, those covered by the California Fair Employment and Housing Act (or similar state statute), the 1964 Civil Rights Act, 42 U.S.C.
Section 2000e et seq., the Age Discrimination in Employment Act, and the
Americans With Disabilities Act.

         (b) Injunctive Relief. Notwithstanding Paragraph 9(a), due to the
irreparable harm that would result from certain actual or threatened violations of this Agreement, where either party is seeking only injunctive relief (e.g., a temporary restraining order, temporary

                                                                          Page 8

injunction or permanent injunction), such party may file suit or bring an application for such injunctive relief in any federal or state court of competent jurisdiction without violating this Agreement and such suit for injunctive relief will not be considered an Arbitrable Dispute.

         (c) The Arbitration. Arbitration will take place in Orlando, Florida before a single experienced employment arbitrator licensed to practice law in
Florida and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. At the conclusion of the arbitration, the arbitrator shall issue a written ruling setting forth the essential findings of fact and conclusions of law on which the arbitration award is based.

         (d) Fees and Expenses. Each party will pay the fees of their respective attorneys, the expenses of their witnesses, cost of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the dispute been subject to resolution in court, but all costs of the arbitration which would not be incurred by the parties if the dispute were litigated in court, including the fees of the arbitrator and any arbitration association administrative fees, will be paid by the Company.

         (e) Exclusive Forum. Arbitration in this manner will be the exclusive forum for any Arbitrable Dispute. Should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this
Paragraph, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

         10. Miscellaneous. No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time. The validity, interpretation, construction, and performance of this Agreement (excluding the Termination
Protection Agreement, which shall be governed by the laws of the State of New
York) will be governed by the laws of the State of Florida without regard to its conflicts of law principles. This Agreement will be binding upon, and will inure to the benefit of, you and your estate and the Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by you.

         11. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

         12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

                                                                          Page 9

         13. Entire Agreement. This Agreement and the Termination Protection
Agreement sets forth the entire understanding between you and Universal; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement except that the terms of any applicable stock option agreement still apply. All prior employment agreements, understandings and obligations (whether written, oral, express or implied) between you and Universal, if any, are terminated as of the commencement date of the Term and are superseded by this Agreement.

                                                     Very truly yours,

                                                     UNIVERSAL STUDIOS, INC.

                                                     By: /s/ Kenneth Kahrs
                                                        ------------------
                                                             Name :
                                                             Title:
ACCEPTED AND AGREED:

/s/ Michael J. Short
--------------------
MICHAEL J. SHORT

                                                                         Page 10

                                                As of October 11, 2001

Michael J. Short
Universal Studios, Inc.
1000 Universal Studios Plaza
Orlando, Florida 32819

Dear Mr. Short:

         Reference is made to the employment agreement between you and Universal
Studios, Inc. dated as of September 1, 2000 (the "Employment Agreement"), pursuant to which you have been employed in an executive capacity. It is now our mutual intention to amend the Employment Agreement as follows:

         1. Effective October 11, 2001, sub-paragraph 3(c) is hereby deleted in its entirety and replaced with the following:

         "3(c) Long Term Incentive Plan. You are eligible to participate at a level appropriate to your position in the Universal Orlando Long-Term
         Growth Plan (or any plan adopted in replacement thereof in which you are specifically designated as a participant) as determined by the
         Universal Orlando Park Advisory Board and in accordance with the plan's terms and conditions. In addition, you also are still eligible to participate at a level appropriate to your position in the Vivendi
         Universal Stock Options Plan (the "VU Plan") or any plan adopted in replacement thereof as determined by the Board of Directors of Vivendi
         Universal S.A. and in accordance with the plan's terms and conditions.
         However, since you are eligible to participate in the Universal Orlando
         Long-Term Growth Plan, your participation in the VU Plan will be reduced to 50% of the target amount that you would have otherwise been eligible for at 100% participation; provided that any stock options already granted to you pursuant to the VU Plan on or before October 10,
         2001 shall not be subject to any reduction or forfeit and shall continue to be subject to the terms and conditions of the VU Plan."

         2. All of the other provisions of the Employment Agreement, which are not modified hereunder, shall remain in full force and effect.

         Please confirm your agreement to the foregoing by signing in the space provided below.

                                                 Sincerely,

                                                 Universal Studios, Inc.

                                                 By: /s/ Kenneth Kahrs
                                                     -----------------
AGREED AND ACCEPTED:

/s/ Michael J. Short
---------------------------------
Michael J. Short          Date

                                                            March 4, 2002

Mr. Michael Short
Universal Studios, Inc.
1000 Universal Studios Plaza
Orlando, Florida 32819

Dear Mr. Short:

         Reference is made to the Agreement between us dated as of September 1,
2000, pursuant to which you have been employed in an executive capacity. We hereby exercise our option to extend the term for three (3) years, commencing
September 1, 2002 and continuing through and including August 31, 2005.

         Please acknowledge receipt of this letter by signing the attached copy and returning it to us. The original is for your records.

                                                   Very truly yours,

                                                   UNIVERSAL STUDIOS, INC.

                                                   By /s/ Crystal E. Wright
                                                      ---------------------

RECEIPT ACKNOWLEDGED:

/s/ Michael Short
-----------------
MICHAEL SHORT

--------------------------
Date

Note:  Option to be delivered to executive by March 4, 2002.